Exhibit 99.1

Investor Relations Contact:

James E. Brenn, Senior VP and Chief Financial Officer

(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR

THE FOURTH QUARTER AND TWELVE MONTHS OF FISCAL 2009

MILWAUKEE, WI August 13, 2009/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced fiscal 2009 fourth quarter consolidated net sales of $482.8 million and consolidated net income of $5.3 million or $0.11 per diluted share. The fourth quarter of fiscal 2008 had consolidated net sales of $581.1 million and consolidated net income of $0.5 million or $0.01 per diluted share. The consolidated net sales decrease of $98.3 million or 17% was due primarily to decreased shipment volumes in both the Engines and Power Products Segments.

Included in net income for the fiscal 2009 fourth quarter was a $5.8 million pretax ($3.5 million after tax or $0.07 per diluted share) expense associated with the closing of a manufacturing facility in Jefferson, Wisconsin. Included in the fourth quarter of fiscal 2008 was a $13.3 million pretax ($8.1 million after tax or $0.16 per diluted share) gain associated with the reduction of certain post closing employee benefit costs related to the closing of the Port Washington, Wisconsin manufacturing facility. After considering the impact of the fourth quarter items related to facility closures in both periods, fourth quarter consolidated net income was higher by $16.4 million as compared to the prior year. This increase was the result of lower spending, improved productivity, lower commodity costs and a lower effective tax rate, partially offset by the impact of decreased sales and production volumes.

For fiscal 2009, the company had consolidated net sales of $2.09 billion and consolidated net income of $32.0 million or $0.64 per diluted share. Fiscal 2008 consolidated net sales were $2.15 billion and consolidated net income was $22.6 million or $0.46 per diluted share. The $59.2 million decrease in consolidated net sales was due to the net effect of reduced shipment volumes, primarily related to lawn and garden equipment in the Power Products Segment, unfavorable currency exchange rates primarily related to the Euro and a mix of shipments that reflected lower priced units. Partially offsetting the consolidated net sales decrease were sales of $39.5 million included in the results for the first time this year due to the June 30, 2008 acquisition of Victa Lawncare Pty. Ltd., increased portable generator sales volume due to weather events and pricing improvements.

As noted above, included in fiscal 2009 consolidated net income is a $5.8 million pretax ($3.5 million after tax or $0.07 per diluted share) expense associated with the closing of the Jefferson, Wisconsin manufacturing facility. Fiscal 2008 consolidated net income included the $13.3 million pretax ($8.1 million after tax) gain associated with the reduction of certain post closing employee benefit costs referred to above and a $17.2 million pretax ($12.3 million after tax) net gain resulting from the redemption of preferred stock and the related dividends offset by expense from a snow engine recall. After considering the impact of these items, fiscal 2009 consolidated net income was higher by $33.3 million compared to the prior year, primarily the result of enhanced pricing, lower spending, improved productivity and lower interest expense. Partially offsetting these improvements was the impact of unfavorable currency exchange rates, higher commodity costs and mix of shipments that reflected lower margined product.

Engines:

Fiscal 2009 fourth quarter net sales were $336.0 million versus the $389.6 million for the same period a year ago, a decrease of $53.6 million or 14%. The decrease in net sales was the result of the mix of product shipped that reflected lower priced units, a 5% decrease in engine unit shipments compared to the same period a year ago and unfavorable currency exchange rates. Engine shipments were significantly impacted by the mix of lawn and garden products sold at retail, with higher priced riding equipment engines off more significantly than walk mower engines. Overall, we believe the current economic environment and weak consumer confidence are the main reasons for the sales decline.

Net sales for fiscal 2009 were $1.41 billion versus the $1.46 billion in the prior year, a decrease of $45.8 million or 3%. The decrease primarily results from the impact of the mix of product shipped that reflected lower priced units, a small decrease in engine shipments and unfavorable currency exchange rates. Product mix issues discussed for the fourth fiscal quarter were also applicable to the full fiscal year. Softer demand for engines for powered lawn and garden equipment was offset by the improvement in demand for engines for portable generators.

Income from operations for the fourth quarter of fiscal 2009 was $20.4 million, up $1.6 million from the $18.8 million during the same period in the prior year. Income from operations was similar between years, the result of lower spending, improved productivity and lower commodity costs, offset by lower sales and production volumes.

Income from operations for fiscal 2009 was $83.4 million, up $13.9 million from the $69.5 million in fiscal 2008. Fiscal 2008 consolidated net income included a $19.8 million expense for a snow engine recall. After considering the impact of the snow engine recall, fiscal 2009 income from operations was lower by $5.9 million compared to the prior year, primarily the result of less favorable Euro exchange rates and higher commodity costs in the current year, partially offset by lower engineering, selling and administrative expenses and improved productivity.

Power Products:

Fiscal 2009 fourth quarter net sales were $195.2 million versus $245.6 million from the same period a year ago, a decrease of $50.4 million. The net sales decrease was due to a reduction in unit shipments in every product category. Generally, the sales decrease experienced for the lawn and garden equipment category mirror the weak consumer confidence experienced during the spring selling season, especially as it relates to higher priced product like riding equipment. Portable generator shipments were lower because of a lack of storm related sales this year relative to last year and retailers reducing inventories compared to last year’s pre-hurricane season.

Net sales for fiscal 2009 were $892.9 million versus $870.4 million in the prior year, a $22.5 million increase. The net sales increase for the year was the result of pricing and favorable mix improvements, the addition of sales by our acquisition of Victa Lawncare Pty. Ltd. and increased portable generator sales volume due to weather events. The primary offset to the sales improvements was a volume decline in our shipment of premium lawn and garden equipment that was comparable to the overall industry decline.

The loss from operations in the fourth quarter of fiscal 2009 was $6.1 million, which included a $4.6 million impairment expense related to the write-down of assets associated with the closure of the Jefferson, Wisconsin facility. The loss from operations in the fourth quarter of fiscal 2008 was $4.1 million, which included a $13.3 million gain related to reduced benefit costs associated with the closing of the Port Washington, Wisconsin facility. After considering the impact of the items related to the Wisconsin facilities, the loss from operations between years improved by approximately $15.9 million. The majority of the $15.9 million improvement resulted from pricing and favorable mix, lower spending, both in our active operations and the savings from closing the Port Washington facility and improved labor productivity. Offsetting the improvements was lower sales volumes.

The loss from operations for fiscal 2009 was $15.0 million, which included the $4.6 million expense related to the write-down of assets associated with the closure of the Jefferson, Wisconsin facility. The loss from operations for fiscal 2008 was $40.1 million, which included the $13.3 million gain that occurred in the fourth quarter of fiscal 2008. After considering the impact of the items related to the closures of the Wisconsin facilities, the loss from operations between years was improved by approximately $43.0 million. The majority of the improvement resulted from improvements in pricing and favorable mix, lower spending as previously described for the fourth quarter and improved productivity. Partially offsetting the improvements were increased commodity costs and lower sales volumes.

General:

Other income was less in fiscal 2009 because other income for fiscal 2008 reflects a $37.0 million gain on redemption of preferred stock and the related final dividends. The effective tax rates vary from the same periods a year ago. The variation reflected between years is due to the required recognition of the tax effect of certain events as discrete items in the quarter they occur rather than in the overall expected annual tax rate. In addition, the effective tax rates reflect our ability to tax benefit financial expenses including state taxes, our ability to utilize the dividend received deduction and the benefits from the research credit and the production activities deduction.

Outlook:

For fiscal 2010, the company projects that net income will be in the range of $40 to $50 million or $0.80 to $1.01 per diluted share. Consolidated net sales are projected to be approximately 4% lower between years primarily due to an absence of planned for hurricane related sales of portable generators in the 2010 forecast and selected price reductions to reflect projected lower commodity costs. Global markets for engines are mixed at this time but we anticipate that the domestic market could grow slightly while export markets could be flat to possibly down next spring. Production levels for all products are planned to be lower in fiscal 2010 to address working capital targets and reflect fewer engines for portable generators. Operating income margins are projected to be in the range of 4.0% to 5.0%, and interest expense and other income are forecasted at $32 million and $5 million, respectively. The effective tax rate for the full year is projected to be in a range of 31% to 34%.

The company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 814-1919. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1383072.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; the ability to secure adequate working capital funding and meet related covenants; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer confidence; changes in the market value of the assets in our defined benefit pension plan and any related funding requirements; changes in foreign economic conditions, including currency rate fluctuations; the actions of customers of our OEM customers; the ability to bring new productive capacity on line efficiently and with good quality; the ability to successfully realize the maximum market value of assets that may require disposal if products or production methods change; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended June

(In Thousands, except per share data)

(Unaudited)

	Fourth Quarter		Twelve Months
	2009	2008	2009	2008
NET SALES	$482,763	$581,101	$2,092,189	$2,151,393
COST OF GOODS SOLD	397,195	485,398	1,753,935	1,844,077
IMPAIRMENT CHARGE	4,575	—	4,575	—

Gross Profit on Sales	80,993	95,703	333,679	307,316

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	69,067	81,873	265,338	280,976

Income from Operations	11,926	13,830	68,341	26,340

INTEREST EXPENSE	(6,827)	(8,413)	(31,147)	(38,123)
OTHER INCOME, Net	523	1,570	3,215	41,392

Income before Provision for Income Taxes	5,622	6,987	40,409	29,609

PROVISION FOR INCOME TAXES	297	6,508	8,437	7,009

Net Income	$5,325	$479	$31,972	$22,600

Average Shares Outstanding	49,584	49,556	49,572	49,549

BASIC EARNINGS PER SHARE	$0.11	$0.01	$0.64	$0.46

Diluted Average Shares Outstanding	49,761	49,649	49,725	49,652

DILUTED EARNINGS PER SHARE	$0.11	$0.01	$0.64	$0.46

Segment Information

(In Thousands)

(Unaudited)

	Fourth Quarter		Twelve Months
	2009	2008	2009	2008
NET SALES:
Engines	$335,989	$389,571	$1,414,113	$1,459,882
Power Products	195,168	245,580	892,887	870,403
Inter-Segment Eliminations	(48,394)	(54,050)	(214,811)	(178,892)

Total *	$482,763	$581,101	$2,092,189	$2,151,393

* International sales based on product shipment destination included in net sales	$80,995	$124,330	$502,966	$566,758

GROSS PROFIT ON SALES:
Engines	$65,610	$78,421	$266,289	$270,961
Power Products	17,700	18,178	67,479	39,376
Inter-Segment Eliminations	(2,317)	(896)	(89)	(3,021)

Total	$80,993	$95,703	$333,679	$307,316

INCOME (LOSS) FROM OPERATIONS:
Engines	$20,352	$18,839	$83,411	$69,455
Power Products	(6,109)	(4,113)	(14,981)	(40,094)
Inter-Segment Eliminations	(2,317)	(896)	(89)	(3,021)

Total	$11,926	$13,830	$68,341	$26,340

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal June

(In Thousands)

(Unaudited)

	2009	2008
CURRENT ASSETS:
Cash and Cash Equivalents	$15,992	$32,468
Accounts Receivable, Net	262,934	320,568
Inventories	477,339	530,204
Deferred Income Tax Asset	51,658	53,496
Other	48,597	41,801

Total Current Assets	856,520	978,537

OTHER ASSETS:
Goodwill	253,854	248,328
Investments	18,667	21,956
Prepaid Pension	—	90,020
Deferred Loan Costs, Net	1,776	3,106
Other Intangible Assets, Net	92,190	90,687
Other Long-Term Assets, Net	31,841	8,827

Total Other Assets	398,328	462,924

PLANT AND EQUIPMENT:
At Cost	995,682	1,012,987
Less - Accumulated Depreciation	631,507	621,154

Plant and Equipment, Net	364,175	391,833

	$1,619,023	$1,833,294

	2009	2008
CURRENT LIABILITIES:
Accounts Payable	$128,151	$170,476
Short-Term Debt	3,000	3,000
Accrued Liabilities	167,938	160,126

Total Current Liabilities	299,089	333,602

OTHER LIABILITIES:
Deferred Income Tax Liability	—	47,266
Accrued Pension Cost	138,811	36,173
Accrued Employee Benefits	19,429	18,521
Accrued Postretirement Health Care Obligation	155,443	161,684
Other Long-Term Liabilities	30,463	32,970
Long-Term Debt	281,104	365,555

Total Other Liabilities	625,250	662,169

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	78,101	77,246
Retained Earnings	1,075,838	1,082,553
Accumulated Other Comprehensive Loss	(250,273)	(110,234)
Treasury Stock, at Cost	(208,982)	(212,042)

Total Shareholders’ Investment	694,684	837,523

	$1,619,023	$1,833,294

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Twelve Months Ended Fiscal June
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$31,972	$22,600
Depreciation and Amortization	67,803	68,886
Stock Compensation Expense	3,999	4,563
Impairment Charge	4,575	—
Loss on Disposition of Plant and Equipment	2,514	2,708
Gain on Sale of Investment	—	(36,960)
(Gain) Loss on Curtailment of Employee Benefits	1,190	(13,288)
Provision for Deferred Income Taxes	8,124	10,506
Decrease in Accounts Receivable	59,809	6,906
Decrease in Inventories	61,810	18,390
(Increase) Decrease in Other Current Assets	(13,152)	9,954
Decrease in Accounts Payable and Accrued Liabilities	(45,318)	(22,157)
Other, Net	(10,906)	(10,819)

Net Cash Provided by Operating Activities	172,420	61,289

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(43,027)	(65,513)
Cash Paid for Acquisition, Net of Cash Acquired	(24,757)	—
Proceeds Received on Disposition of Plant and Equipment	3,659	680
Proceeds Received on Sale of Investment	—	66,011
Other, Net	(348)	(503)

Net Cash Provided (Used) by Investing Activities	(64,473)	675

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Repayments on Loans, Notes Payable, and Long-Term Debt	(85,077)	(19,062)
Issuance Cost of Amended Revolver	—	(1,286)
Dividends	(38,171)	(43,560)
Stock Option Exercise Proceeds and Tax Benefits	—	991

Net Cash Used by Financing Activities	(123,248)	(62,917)

EFFECT OF EXCHANGE RATE CHANGES	(1,175)	3,952

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(16,476)	2,999
CASH AND CASH EQUIVALENTS, Beginning	32,468	29,469

CASH AND CASH EQUIVALENTS, Ending	$15,992	$32,468